February 27, 2015

Putnam Convertible Securities Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-1A (the “Registration Statement”) filed under the Securities Act of 1933, as amended, by Putnam Convertible Securities Fund (the “Fund”) for the registration of an indefinite number of shares of beneficial interest (the “Shares”). The Shares are proposed to be sold pursuant to an Amended and Restated Distributor’s Contract dated July 1, 2013 (the “Distributor’s Contract”) between the Fund and Putnam Retail Management Limited Partnership.

We serve as counsel to the Fund. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of The Commonwealth of Massachusetts. We have examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Fund will receive the net asset value thereof.

We are of the opinion that the Fund is authorized to issue an unlimited number of Shares; and that when the Shares are issued and sold pursuant to the Distributor’s Contract, they will be validly issued, fully paid and nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Fund, and further provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring

Putnam Convertible Securities Fund	February 27, 2015

financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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